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                                 EXHIBIT 99.2

                   Letter to Stockholders dated April 14, 2000

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                              [Company Letterhead]

                                 April 14, 2000


Dear Stockholder:

       A tender offer for KLLM Transport Services, Inc., a Delaware corporation (the "Company"), was commenced on April 12, 2000 by Low Acquisition, Inc., a Delaware corporation (the "Bidder"), which is wholly-owned by Robert E. Low, an individual residing in Springfield, Missouri, pursuant to which the Bidder has offered to purchase all of the outstanding shares of Common Stock, par value $1.00 per share, of the Company (including the associated preferred stock purchase rights of the Company) not owned by the Bidder or its affiliates at a price of $7.75 per share upon the terms and subject to the conditions in the Bidder's Offer to Purchase (the "Tender Offer").

       The Tender Offer is under consideration by the Company, acting through a Special Committee of the Board of Directors comprised of independent directors of the Company. On or before April 27, 2000, the Company will advise you of:

1. Whether the Company (a) recommends acceptance or rejection of the Tender Offer; (b) expresses no opinion and remains neutral toward the Tender Offer; or (c) is unable to take a position with respect to the Tender Offer; and

2. The reasons for the position taken by the Company with respect to the Tender Offer (including the inability to take a position).

       The Company requests that you defer making a determination whether to accept or reject the Tender Offer until the Company advises you of its position with respect to the Tender Offer.

                                      Sincerely,

                                      /s/ Leland Speed

                                      Leland Speed
                                      Chairman of the Special Committee
                                       of the Board of Directors